Exhibit 1

Suite 920-475 West Georgia Street	Tel: 1-604-689-0234
Vancouver, BC V6B 4M9	Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

PERU COPPER HIRES SNC-LAVALIN TO CONDUCT PREFEASIBILITY STUDY

Vancouver, British Columbia, Canada, October 17, 2005 - Peru Copper Inc. (TSX:PCR, PCR.WT / AMEX:CUP, CUP.WS) (“Peru Copper” or the “Company”) is pleased to announce that it has commissioned SNC-Lavalin of Montreal, Quebec, Canada to conduct a Prefeasibility Study for its Toromocho Project in Peru.

Charles G. Preble, Company CEO and President, said “Our hiring of SNC-Lavalin represents another important step in the development of our world-class Toromocho copper project. We have been working on the project on a fast track basis and we are excited about hiring an independent firm to complete a Prefeasibility Study which will include data from several other already completed independent technical studies where appropriate. We estimate that the study should be completed early in 2006 as many of the studies required for the Prefeasibility have already been completed. Once the Prefeasibility has been completed, Peru Copper will immediately begin work on a full Feasibility Study.”

SNC-Lavalin (TSX: SNC) is one of the leading engineering and construction companies in the world. The SNC-Lavalin companies have offices across Canada and in 30 other countries around the world. The Toromocho Prefeasibility Study will be managed from SNC Lavalin’s Santiago, Chile office.

The Company previously reported in its material change report dated October 13th, 2005 a measured and indicated resources of 1.8 billion tonnes of copper material at Toromocho with a copper equivalent grade of 0.68%, as well as 241 million tonnes of inferred copper material with a copper equivalent grade of 0.57%. Please refer to the Company’s material change report dated October 13th, 2005 which is available at www.SEDAR.com.

Within the measured and indicated resource there are 967 million tonnes of mineralized material at a copper grade of 0.60% and a copper equivalent grade of 0.88% based on a 0.60% copper equivalent cut-off.

Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.

Peru Copper’s intention is to continue with its exploration program of the Toromocho concessions and to fulfill the Toromocho Option requirements.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

2